Exhibit 99.1

CIRALIGHT SHAREHOLDER END OF YEAR REPORT
1/2011

Dear Shareholders and other Interested Parties,

     I hope you had a wonderful 2011, filled with good health, much joy and tremendous prosperity. Ciralight Global had a good year in 2011. Ciralight Global expanded our SunTracker(TM) product line, enhanced our products better than ever, developed key industry relationships, grew our international distribution network, and completed the process of having our common stock quoted on the Over-the-Counter Bulletin Board. Great things are happening for Ciralight Global and we believe 2012 will be our best year yet.

     As we close out 2011 and begin 2012, we would like to take this opportunity to thank all our Shareholders for your continued support and confidence, review our recent progress and update you on our plans for the new year.

     At the beginning of 2011, we expanded our product line with our new 4'x8' SunTracker(TM). This larger SunTracker(TM) has proven to be very popular, as we expected. The larger 4'x8' skylight size is the most common skylight size for large applications (i.e. warehouses, factories and big box stores) and this larger model allows buildings to upgrade or retrofit their existing passive skylights with our energy saving SunTrackers(TM). In 2012, we intend to release additional sizes including a smaller SunTracker(TM) for homes and classrooms.

     Since taking over the technology, a primary focus of Ciralight Global has been to update and enhance the SunTracker(TM) product line to make our products the most advanced, durable and energy saving daylighting skylights available in the market and 2011 was no exception. During 2011, we released our new and most advanced GPS Controller ever. Our new solar powered GPS Controller incorporates the latest in advanced GPS technology, more robust storage capacitors and an updated motherboard, all in a new UV protected, bright, sunny yellow plastic case. Additionally, we now offer all our SunTrackers(TM) with both polycarbonate or acrylic domes and diffuser lenses to better meet the needs of our customers. These changes reflect Ciralight's commitment to making products that last and keeping our SunTrackers(TM) at the forefront of green technology and energy efficiency.

     During 2011, we took Ciralight Global to a new level by obtaining FINRA approval to start the public trading of our stock. Our ticker symbol is CHGA. By now, all Shareholders should have returned their initial stock certificates to
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Transfer Online which exchanged them for new certificates. While our common stock is tradable on the Over-the-Counter Bulletin and a few shareholders have sold their stock, there is one more step that we expect to receive approval for within the next two weeks. This next approval will make it easier for Shareholders to deposit and trade their stock. The approval we are expecting is from The Depository Trust Company ("DTC"). The DTC is a member of the U.S. Federal Reserve System and was established in 1973 to provide clearing and settlement services for stock trades by allowing "book-entry" changes to ownership of the stock, rather than having to actually transfer your physical stock certificates. This will make it easier to place your stock with your broker and when you decide the time is right to sell or buy more stock. We will alert our shareholders the moment we receive DTC approval.

     The procedure for taking a company all the way through the "going public" process is challenging and one requiring extreme endurance. We thank each and every one of you for your dedication and patience. Some shareholders have asked about our capitalization. At this time, there are approximately 14,300,000 shares of Ciralight Global common stock issued and outstanding, held by 159 shareholders.

     Although our common stock is quoted on the Over-the-Counter Bulletin Board, there have been only a few shares traded. We expect trading volume to pick as the investing public becomes more aware of Ciralight Global and our prospects for future growth. Any increased interest in our common stock will be a product of investor awareness about Ciralight Global and the law of supply and demand.

     Throughout the year, Ciralight continued to grow our influential network of distributors and dealers who independently push the marketing and sales of our Ciralight SunTrackers(TM) around the world. During 2011, Ciralight surpassed a significant milestone as we reached the signing of one hundred (100) Dealers worldwide. The number of dealers is even larger today. Our approach is systematic and methodical, as we build the infrastructure necessary to achieve our significant long term growth and sales goals.

     One of our most significant contracts signed during 2011 was with ABM Industries. ABM Industries is one of the largest facility management companies in the United States. ABM is currently training their nationwide team of 14,600 + facility engineers on the details of our SunTracker(TM) skylights and will begin recommending our SunTrackers(TM) as an energy saving solution for the buildings they manage and maintain. In addition to ABM Industries, Ciralight is

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in the process of establishing strategic relationships with several additional large Building Industry companies, which will be announced very soon.

     In just two years, Ciralight Global has established distribution through Europe, South America, Central America, North America and portions of Asia. In 2012, we will continue our efforts to build a broad infrastructure of international distribution as well as strategic relationships that in time, prove its value with significant sales. Our goals involve having distribution on every continent and in every country. Ciralight has spent this time to train, educate, and assist our new dealers and distributors in marketing our products in their territories.

     Our SunTrackers(TM) are an exceptional energy saving product, but, as with any product, they require time to be specified into a building and ultimately installed. The building industry sales cycle is often 9-12 months or more. As we introduce our product to new dealers in new markets, it requires time to educate and train their teams about our products and how to market our SunTrackersTM effectively. Once a customer decides they want to purchase our SunTrackersTM, their architect will draw up their plans; the plans must be approved by the local agencies, and then construction begins. Often, we find that a new customer will install a few SunTrackersTM as a test before eventually committing to a full order. So it is a lengthy sales process, yet we are seeing the rewards.

     As awareness of the SunTracker(TM) has spread, so has the diversity of our installation sites. SunTrackers(TM) were recently installed at the Amsterdam International Airport, at Supermarkets in Turkey, at Hawker Centers in Singapore, at two Colleges in Canada, and at a warehouse in Indonesia. This past year our SunTrackers(TM) were also installed at three different Google sites, a General Electric facility in Georgia, a Walgreens in Arizona, a West Marine in Hawaii, and at numerous Eaton Corporation facilities. The New Year will start strong with our first installation of 80 4'x8' SunTrackers(TM) for Caterpillar at their Belgium Headquarters. You can see a visual map of our domestic Installations, if you check out our "Installation Sites Map" on our website.

     In our second full year of operations, with a poor economy and limited new construction, Ciralight Global achieved $1,200,000 in sales. This figure is just shy of the highest sales figure the former company ever reached and that was in their sixth year of operating under of So-Luminaire and the old Ciralight. With our growing and maturing distribution network and the marketing efforts described below, we expect to see a substantial growth in sales in 2012.

     Every year, Ciralight Global promotes our SunTrackers(TM) at trade shows and conventions to potential new customers. In 2011 we exhibited at numerous conventions and energy shows including; The NASA Energy show at the Davidson

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Space Center in Huntsville, Alabama (February 2011); Green California in
Sacramento, California (April 2011); Go-Green Expo in Los Angeles (April 2011); Cal Tech Energy Efficiency Expo in Pasadena, California (May 2011); Lightfair International in Philadelphia (May 2011); BEX-Asia in Singapore (September
2011); and USGBC's Greenbuild 2011 in Toronto, Canada (October 2011). These trade shows give Ciralight the opportunity to meet decision makers in the sustainable and green building industry. As we continue exhibiting at these shows, it's evident that people are looking for new energy efficiency solutions and are enthusiastic about our SunTracker(TM) products.

     During 2011, Ciralight established a strong internet and social media presence to promote our SunTracker(TM) products. This included the completion of our newly refurbished Website that is better organized to provide important information about our products. Our Ciralight Facebook and Twitter accounts are growing in influence with groups of new followers every week, and we are developing new ways to reach audiences through media using YouTube and our own Daylighting Blog. Our latest videos, press releases, and recent installation photos are posted regularly, with more videos and social media on our agenda for 2012. A search of "Ciralight SunTrackers(TM)" or the word "Skylights" on the web is likely to bring up our products on the first page even for the most novice internet user.

     As we begin 2012, Ciralight Global is introducing a new brand strategy and refined corporate philosophy and image. Ciralight is ultimately about "illumination. " When people think of Ciralight we want them to think of illumination: Natural, abundant illumination. Illumination = to brighten with light; to make understandable; to enlighten intellectually or spiritually.

     Ciralight will do for dreary building lighting what Starbucks has done for the ugly little coffee bean. We will stand for the environment and human well-being. Our internal practices from top to bottom will adhere to the highest of green standards. We will continue to innovate daylighting in greener more efficient ways, ensuring brightness from sun up to sun down. We will not repurpose energy, but capture it and redirect it, naturally.

     Ciralight's Corporate Mission is to "Provide the most innovative, brilliant, human-centric, cost efficient daylighting solution on the Market."

     Ciralight Global as a company will become "Natural Lighting's" greatest advocates and biggest fans. Ciralight's future growth will be based on four key values;

     1.   We are committed to the environment
     2.   We build things that last

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     3.   We save energy and increase bottom lines
     4.   We help people thrive.

     Ciralight's new corporate slogan is "We speak Sun."

     As part of our commitment to being a green company, Ciralight Global has moved the hosting of our website to AISO.net, a fully solar powered website hosting company.

     Additionally, we are renaming our products. As of January 1st, our products are no longer referred to as SunTrackerOne, SunTrackerTwo, and SunTrackerThree. Instead, our 4'x4' SunTracker is now called the SunTracker 400, (with an option of a single or triple mirror), and our 4'x8' SunTracker is now called the SunTracker 800. When our smaller model for homes and classrooms is released, it will be called the SunTracker 200. These new model names are simple, intuitive, and reinforce the brand name and image.

     Over the coming weeks and months, you will start to see Ciralight Global's new branding messages and themes communicated in our advertising, marketing materials, media activities, and website presence.

     Ciralight Global is now in the midst of our year-end audit. As a public company, every calendar quarter, our financial statements are reviewed by the auditing firm of HJ & Associates. Our financial statements for the first three quarterly periods of our fiscal year are included in our Quarterly reports on Form 10-Q and are filed with the SEC and posted on our website. At the end of each calendar year, HJ & Associates completes a full financial audit of our company. Upon completion of the audit, our audited year end financials will be included in our Annual Report on Form 10-K and filed with the SEC and posted on our website.

     Ciralight Global is planning an upcoming shareholder meeting sometime in the next 60 days. We will be notifying shareholders of the date and location as soon as it is set.

     2011 was a good year for Ciralight Global, Inc. From increased product sales to heightened brand awareness, to enhanced SunTracker(TM) technology and improved market standing, Ciralight Global has made big strides in establishing our Company as a Daylighting force with the best Daylighting products available. The future looks bright for our SunTracker(TM) products and we are pleased to be sharing it with you. Thank you again for your continued support. If you have any questions or input, please feel free to contact us.

     We hope you enjoy a terrific new year with us.

Very Truly,


Jeff Brain
CEO, Ciralight Global, Inc.

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